Exhibit 99.1

Singapore Post Limited to acquire a majority stake in Jagged Peak, Inc.

TAMPA, FLORIDA – October 9, 2015 – Jagged Peak, Inc. (OTC Pink: JGPK), a leading provider of enterprise-class e-commerce software solutions and supply chain services (the “Company”), and Singapore Post Limited (Singapore Stock Exchange: S08.SI), a leading provider of mail, logistics and ecommerce solutions in Singapore and the Asia Pacific region (“SingPost”), today announced that the Company and SP Jagged Peak LLC, a newly organized Delaware limited liability company (“SP JP”) owned by SingPost, have entered into a definitive agreement under which SP JP will acquire all of the outstanding stock of the Company other than approximately 28.9% of the stock which is held by Paul Demirdjian and Primrose Demirdjian. Mr. Demirdjian is the Chief Executive Officer of the Company, and both Mr. and Mrs. Demirdjian are directors, principal shareholders and founders of the Company.

Under the agreement, SP JP and the Demirdjians will form a new company which will be merged with and into the Company at the closing (the “Merger”). As a result of the Merger, each share of the Company’s common stock outstanding at the closing, excluding shares owned by the Demirdjians and shares held by Company’s shareholders who properly exercise appraisal rights under Nevada law, will be converted into the right to receive a cash payment equal to $1.08 minus an amount equal to the transaction expenses incurred by the Company divided by the total number of shares outstanding at the closing of the Merger on a fully-diluted basis. Presently, the Company anticipates that transaction expenses will be approximately $0.09 per share, resulting in a cash payment to shareholders of approximately $0.99 per share, which represents a premium of approximately 32% over the closing price for common stock on October 8, 2015. The transaction will be financed by SingPost through its existing internal cash resources.

SP JP and the Demirdjians have also entered into an agreement which contains put and call rights for the Demirdjians and SP JP relating to the purchase and sale of the Demirdjian’s stock in the Company following the Merger under certain conditions and at various prices.

All of the Company’s directors, who together own approximately 68.4% of the outstanding stock of the Company, have entered into Voting Agreements with SP JP under which they have agreed to vote in favor of the transaction at any meeting called for that purpose.

“SingPost’s investment in Jagged Peak is evidence of a new era of eCommerce where global infrastructure and fulfillment needs are becoming the new norm”, said Chief Executive Officer Paul Demirdjian. “This merger is an exciting opportunity that will allow us to provide retailers and consumer brands with an end-to-end worldwide solution”.

Mr. Lim Ho Kee, Chairman of SingPost, said "As SingPost pioneers and leads eCommerce logistics in Asia Pacific, we are casting our eyes beyond the region. Jagged Peak can enable end-to-end fulfilment of eCommerce orders across the US. SingPost is excited about this capability. This transaction is also part of our strategy to focus our resources on strengthening our geographical reach and the technology we employ as an eCommerce logistics company."

Dr. Wolfgang Baier, Group Chief Executive Officer of SingPost, said “This acquisition will ‘connect the dots’ and make our eCommerce logistics network global. The acquisition of Jagged Peak allows us to use their state-of-the-art eCommerce omni-channel technology to enable brands and retailers not only to leverage their warehouse facilities in over 20 locations in the US but expand these services into our Asia Pacific warehouse network. A win-win for existing and future customers. We have planted the seeds with this investment of what will be SingPost’s global multi-channel B2B4C eCommerce logistics platform.”

Closing of the Merger is subject to certain closing conditions, including obtaining the approval of the Company’s shareholders at a meeting called for that purpose and other customary conditions. Further information regarding the terms and conditions in the definitive agreement, will be contained in a Current Report on Form 8-K which will be filed promptly with the SEC.

About Jagged Peak, Inc.

Jagged Peak, Inc. is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of single-channel, multi-channel and omni-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

About Singapore Post Limited

For over 150 years, Singapore Post (SingPost) as the country’s postal service provider, has been delivering trusted and reliable services to homes and businesses in Singapore.

Today, SingPost is pioneering and leading in eCommerce logistics as well as providing innovative mail and logistics solutions in Singapore and the Asia Pacific, with operations in 15 countries.

Building on its trusted communications through domestic and international postal services, SingPost is taking the lead in end-to-end integrated and digital mail solutions. The suite of SingPost eCommerce logistics solutions includes front end web management, warehousing and fulfilment, last mile delivery or international freight forwarding.

Listed on the Main Board of the Singapore Exchange in 2003, SingPost is a constituent stock of various main global benchmark indices - FTSE All-World Index Series, FTSE All-World Minimum Variance Index, FTSE All-World High Dividend Yield Index, FTSE RAFI Index Series, FTSE Global Infrastructure Index Series and FTSE ST Index Series. It has a strong credit rating of ’A/Stable/NR’ by Standard & Poor’s.

To find out more about SingPost, please visit www.singpost.com  and https://www.singpost.com/corporate-information/businesses.html for more information on SingPost’s subsidiaries and businesses.

Forward Looking Statement Disclosure

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the expected timing, completion and effects of the merger to differ materially from such forward-looking statements. The Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy other closing conditions. Such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s shareholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of the Company’s Web site at http://www.jaggedpeak.com/page/investorrelations or by directing a request to: Albert Narvades, CFO, 813-637-6900 Ext. 225.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger, which may be different than those of the Company’s shareholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Shareholders can find information about the Company and its directors and executive officers and their ownership of the Company’s common stock in the Company’s annual report on Form 10-K for 2014, which was filed with the SEC on March 26, 2015, and in Forms 4 of directors and executive officers filed with the SEC subsequent to that date.

Investor Relations

Albert Narvades, CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext. 225